Exhibit 10.1

FIRST AMENDMENT TO SHIPPING AND CONSULTING AGREEMENT

Dated September 19, 2013

Between WDH, LLC and Wound Management Technologies, Inc.

This First Amendment (‘‘First Amendment”), dated the 22nd day of May, 2015 between WDH, LLC (“WDH”), a Florida limited liability company with its principal place of business at 500 Eagles Landing Drive, County of Polk, City of Lakeland, State of Florida and Wound Management Technologies, Inc. (“Company”), a Texas corporation with its principal place of business at 16633 Dallas Parkway, Suite 250, County of Dallas, City of Addison, State of Texas, hereby amends the Shipping and Consulting Agreement (“Agreement”) between WDH and Company dated September 19, 2013, for the following purposes:

1.
SECTION THREE - ONLINE RETAIL SALES, Resale: WDH currently has a designated employee to answer phones and process retail orders from consumers, hospitals, physicians, etc. for Company.  Effective on or before June 15, 2015, Company will no longer require this service by WDH and will handle these calls and processing internally.  This decision by Company does not affect the provisions of Section Three - Online Retail Sales, which will remain intact for the purposes of processing retail orders of Wound Care Products through WDH’s online pharmacy, PlanetRx.

2.
SECTION FOUR - PAYMENT AND INVOICING, Statement of Account: Effective as of January 1, 2015, the third sentence of this section shall read: “Within 45 days of the end of each fiscal quarter during the term of the Agreement, the Company shall make a payment (“Administration Fee”) to WDH in an amount equal to 5% of an amount equal to the difference of (i) the Company’s gross revenues for sales of Product shipped by WDH during such fiscal quarter as determined in accordance with the Company’s audited financial statements for such quarter, minus (ii) any such revenues attributable to sales made by WDH pursuant to Section Three hereof.”  In the event WDH’s Administration Fees reach $400,000 USD, going forward, the Administration Fee will then be reduced to and remain at 3%.

3.
SECTION FIVE - TERM, Renewals: Per the Agreement, either party may terminate this Agreement effective September 19th of each year provided that such party gives written notice to the other party of such termination prior to June 15th of that year.  Termination of Agreement includes all counterparts.  See SECTION TEN - GENERAL PROVISIONS, Notices, for further information and SECTION ELEVEN - EXECUTION, Addresses for Notices.

Except as specifically amended hereby, all other provisions, terms and conditions of said referenced Agreement remain in full force and effect.

Counterpart.  This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Third Party Rights.  This First Amendment is entered into by and between WDH and Company for their benefit.  There is no intent by either party to create or establish a third-part beneficiary status or rights to any party.

Remedies Cumulative.  No remedy conferred under this Amendment is exclusive of any other available remedy, but each and every such remedy is cumulative and is in addition to every other remedy given by this Amendment or now or hereafter existing at law, in equity or by statute.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Agreement with full authority on behalf of each entity.

WDH, LLC		Wound Management Technologies, Inc.

Signature:	/s/ Doug Taylor	Signature:	/s/ Robert Lutz
Print Name:	Doug Taylor	Print Name:	Robert H. Lutz, Jr.
Title:	EVP, Sales and Market Development	Title:	CEO
Date:	5/28/15	Date:	6/1/15